Exhibit 99.1

PepsiCo to Express Confidence in Business Outlook at
Consumer Analyst Group of New York Conference

Purchase, N.Y., February 20, 2008 – During comments today at the Consumer Analyst Group of New York Conference in Boca Raton, FL, PepsiCo will express its confidence in the Company’s business outlook and confirm its 2008 guidance. The Company expects 2008 earnings per share of at least $3.72 – unchanged from its previous guidance.

The Company also expects full-year 2008 cash from operating activities to be approximately $7.6 billion and capital spending to be about $2.7 billion. The Company intends to repurchase approximately $4.3 billion in shares during 2008.

Cautionary Statement
This release contains statements concerning PepsiCo’s expectations for future performance, including our 2008 guidance. These “forward-looking statements” are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to: changes in demand for our products, as a result of shifts in consumer preferences or otherwise; our ability to maintain our reputation; our ability to build and sustain our information technology infrastructure, successfully implement our ongoing business process transformation initiative or outsource certain functions effectively; fluctuations in the cost and availability of raw materials; our ability to compete effectively; disruption of our supply chain; trade consolidation, the loss of any key customer, or failure to maintain good relationships with our bottling partners; changes in the legal or regulatory environment; our ability to hire or retain key employees; unfavorable economic, environmental or political conditions in the countries where we operate; and market risks arising from changes in commodity prices, foreign exchange rates and interest rates. For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. PepsiCo undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About PepsiCo
PepsiCo (NYSE: PEP) is one of the world’s largest food and beverage companies, with 2007 annual revenues of more than $39 billion. The Company employs approximately 185,000 people worldwide, and its products are sold in approximately 200 countries. Its principal businesses include: Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. The PepsiCo portfolio includes 17 brands that generate $1 billion or more each in annual retail sales. PepsiCo’s commitment to sustainable growth, defined as Performance with Purpose, is focused on generating healthy financial returns while giving back to communities the company serves. This includes meeting consumer needs for a spectrum of convenient foods and beverages, reducing the Company’s impact on the environment through water, energy and packaging initiatives, and supporting its employees through a diverse and inclusive culture that recruits and retains world-class talent. PepsiCo is listed on the Dow Jones Sustainability North America Index and the Dow Jones Sustainability World Index. For more information, please visit www.pepsico.com.

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